Exhibit 23.3

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Am Bonneshof 35	Postfach 30 05 64	Telefon (0211) 475-7000
D-40474 Düsseldorf	D-40405 Düsseldorf	Telefon (0211) 475-6000

CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors

ATX Group, Inc.

We consent to the inclusion herein of our report dated February 24, 2004, with respect to the balance sheets of Vodafone Passo GmbH as of March 31, 2003 and 2002, and the related statements of operations, shareholder’s equity, and cash flows for the years then ended and to the references to our firm under the headings “Experts” in the prospectus.

Düsseldorf, Germany

June 15, 2004

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

/s/ Haas Wirtschaftsprüfer	/s/ Niessen Wirtschaftsprüferin

Haas	Niessen
Wirtschaftsprüfer	Wirtschaftsprüferin